Exhibit 10.6

FORM OF AGREEMENT TO AMEND

AGREEMENT RELATING TO EMPLOYMENT AND POST-EMPLOYMENT

COMPETITION

THIS AGREEMENT (the “Agreement”) is made effective as of January 22, 2007, between ARAMARK CORPORATION (“ARAMARK”) and [NAME] (the “Executive”). All capitalized terms used in this Agreement that are not otherwise defined shall have the meaning set forth in the ELC Agreement (as defined below).

WHEREAS, ARAMARK and Executive are parties to that certain Agreement Relating to Employment and Post-Employment Competition (the “ELC Agreement”);

WHEREAS, Exhibit A to the ELC Agreement provides for certain payments and benefits to be made to Executive in certain instances upon the termination of Executive’s employment with ARAMARK following a Change of Control;

WHEREAS, Congress recently passed new laws regarding the taxation of deferred compensation (the “Deferred Compensation Tax Rules”) under which certain severance payments and benefits provided for in Exhibit A of the ELC Agreement could be considered to be deferred compensation, and as such, if the deferred compensation is not paid out at certain times following certain rules, Executive could be subject to tax and penalties that would be in addition to any ordinary income taxes that Executive would otherwise have to pay upon receipt of such compensation;

WHEREAS, the parties hereto wish to amend the ELC Agreement to avoid the potential imposition of any additional tax under the new Deferred Compensation Tax Rules on some or all of the severance payments and benefits that Executive might receive in the future (whether under the ELC Agreement itself or Exhibit A attached thereto), and therefore ARAMARK is proposing to amend the ELC Agreement to include a provision that (1) imposes certain limitations on the timing of payments or benefits provided under the ELC Agreement (and any other nonqualified deferred compensation plan or arrangement maintained by ARAMARK in which Executive participates) in an effort to ensure that the payment or provision of any such payments or benefits is made at a time that is permitted under the Deferred Compensation Tax Rules, and (2) if ARAMARK is unable to provide any payments or benefits to Executive in the manner currently contemplated under the ELC Agreement (or any other nonqualified deferred compensation plan or arrangement maintained by ARAMARK in which Executive participates) without subjecting Executive to an additional tax under the Deferred Compensation Tax Rules, ARAMARK will provide Executive with the intended payments or benefits in an alternative manner that conveys an equivalent economic benefit to Executive as soon as practicable as may be permitted under the Deferred Compensation Tax Rules;

WHEREAS, in addition, the parties wish to amend the ELC Agreement to provide ARAMARK with the discretion, in the event of the closing of the transactions contemplated under the ELC Agreement and Plan of Merger dated August 8, 2006 among RMK Acquisition Corporation, RMK Finance LLC and ARAMARK (the “Closing”), to (1) accelerate the time at which Executive might otherwise be entitled to receive, and change the form of, the severance payments and benefits due under the deferred compensation arrangement under Exhibit A of the ELC Agreement (collectively, the “Change of Control Payments”), and, in satisfaction thereof, (2) provide Executive with a combination of a lump sum cash payment and a grant of restricted common stock of ARAMARK Holdings Corporation (“Restricted Stock”) at the Closing, as set forth in more detail below in this Agreement; and

WHEREAS, in order to provide for the foregoing actions relating to the Change of Control Payments in a manner that complies with the Deferred Compensation Tax Rules, Sections 3(a), 3(c), and 3(d) of Exhibit A to Executive’s Agreement, which currently provide Executive with the Change of Control Payments (collectively, the “Change of Control Provisions”), would need to be terminated by ARAMARK.

NOW, THEREFORE, for good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereto do hereby agree as follows:

1. Article 6 of the ELC Agreement is hereby amended by adding the following new subsections F and G to the existing text thereof:

“F.	In the event that it is reasonably determined by ARAMARK that, as a result of the new deferred compensation tax rules under Section 409A of the Internal Revenue Code of 1986, as amended (and any related regulations or other pronouncements thereunder) (“the Deferred Compensation Tax Rules”), any of the payments or benefits that Employee is entitled to under the terms of this Agreement (or any other nonqualified deferred compensation plan or arrangement maintained by ARAMARK in which Employee participates) may not be made at the time contemplated by the terms hereof or thereof, as the case may be, without causing Employee to be subject to tax under the Deferred Compensation Tax Rules, ARAMARK shall, in lieu of providing such payment or benefit when otherwise due under this Agreement (or any other nonqualified deferred compensation plan or arrangement maintained by ARAMARK in which Employee participates), instead provide such payment or benefit on the first day on which such provision would not result in Employee incurring any tax liability under the Deferred Compensation Tax Rules. In the event that any payments or benefits that ARAMARK would otherwise be required to provide under this Agreement (or any other nonqualified deferred compensation plan or arrangement maintained by ARAMARK in which Employee participates) cannot be provided in the manner contemplated herein without subjecting Employee to tax under the Deferred Tax Rules, ARAMARK shall provide such intended payments or benefits to Employee in an alternative manner that conveys an equivalent economic benefit to Employee as soon as practicable as may otherwise be permitted under the Deferred Compensation Tax Rules.

G.

Pursuant to the Deferred Compensation Tax Rules, ARAMARK, in its discretion, is permitted to terminate, within the 30 days preceding or the 12 months following a “change in control event” (as defined in the Deferred Compensation Tax Rules), the deferred compensation arrangement set forth in Exhibit A to this Agreement (which provides for certain payments and benefits upon Employee’s resignation for Good Reason (as defined therein) following a Change of Control) and instead provide Employee with all (or less than all) of the payments and benefits otherwise due thereunder upon such a resignation, all in a manner provided for under the Deferred Compensation Rules.”

2. Subject to the occurrence of the Closing, as set forth in Paragraph 4 below, ARAMARK will take the following actions: (i) exercise its new rights under the above Article 6.G of the ELC Agreement and, effective as of the Closing, terminate all of the Change of Control Provisions, and (ii) in satisfaction of any rights Executive might otherwise have had under the Change of Control Provisions, instead provide Executive with the following:

(a)	the cash severance payments otherwise due to Executive pursuant to Sections 3(a)(1) and 3(a)(2) of Exhibit A to the ELC Agreement, if Executive were to have resigned for Good Reason immediately after the Closing, will be paid to Executive in a lump sum cash payment upon the Closing; and

(b)	a grant of a number of shares of Restricted Stock having a value, as of the Closing, equal to the amount of cash payments otherwise due to Executive pursuant to Section 3(a)(4) of Exhibit A to the ELC Agreement, if Executive were to have resigned for Good Reason (the “Severance Payment”), will be made to Executive upon the Closing.

For purpose of the grant of Restricted Stock described in clause (b) above, the number of shares of the Restricted Stock, as of the Closing, will be calculated by dividing (x) the Severance Payment, by (y) $10.00 (the per share purchase price paid for Company common stock in the Closing). The Restricted Stock grant will be evidenced by an award agreement (the “Restricted Stock Award Agreement”) in the form attached as Annex A to this Agreement.

3. The Company and Executive each acknowledge and agree that upon execution of this Agreement:

(a)	whether or not the Closing occurs, effective on and after the date this Agreement, the provisions of the new Article 6.F of the ELC Agreement will remain in full force and effect; and

(b)	on and after the date of this Agreement, the ELC Agreement will otherwise continue in full force and effect as amended by this Agreement in accordance with its terms, the effect of which, among other things, will, effective upon the Closing, terminate any and all rights to payments or benefits Executive may have otherwise had under the Change of Control Provisions.

4. Notwithstanding Paragraph 2 or 3 above, however, ARAMARK and Executive each hereby further acknowledge and agree that:

(a)	unless and until the Closing is completed, ARAMARK will not make the payment to Executive provided under Paragraph 2(a) of this Agreement or award Executive the Restricted Stock provided under Paragraph 2(b) of this Agreement; and

(b)	if the Closing does not occur, ARAMARK will not exercise the discretion granted to it under the new Article 6.G of the ELC Agreement and provided for under Paragraph 2 of this Agreement with respect to the Closing, and the Change of Control Provisions will not be terminated thereunder.

IN WITNESS WHEREOF, and intending to be legally bound, the parties hereto have caused this Agreement to be signed as of the date first above written.

ARAMARK CORPORATION		EXECUTIVE

By:		By:
	Lynn McKee		[NAME]
Executive Vice President, Human Resources

[SIGNATURE PAGE TO AGREEMENT TO AMEND]